SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   February 23, 1996

Commission          Registrant, State of Incorporation,    I.R.S. Employer
File Number         Address and Telephone Number           Identification No.


0-343               Public Service Company of Oklahoma          73-0410895
                    (An Oklahoma Corporation)
                    212 East 6th Street
                    Tulsa, Oklahoma 74119-1212
                    (918) 599-2000


ITEM 5. OTHER EVENTS

UNAUDITED FINANCIAL INFORMATION IN ANTICIPATION OF A DEBT
OFFERING BY PUBLIC SERVICE COMPANY OF OKLAHOMA

OVERVIEW

     Net income for common stock for 1995 was $81 million, a 20% increase from 1994 net income for common stock of $67 million. The increase was due primarily to decreased operating and maintenance expenses and the sale of a non-utility fiber optic telecommunication property during 1995.

     Net income for common stock for the three month period ended December 31, 1995 was $3.0 million, compared to $7.8 million for the same period in 1994. The decrease was due primarily to lower unbilled revenues, higher depreciation and amortization due to increased depreciable plant and higher interest expense due to increased borrowings, offset in part by lower maintenance costs.


SELECTED FINANCIAL INFORMATION (UNAUDITED)
(thousands)

                                 1995

Operating Revenues            $690,823
Operating Income               111,769
Net Income                      81,828
Net Income for Common Stock     81,012
Stock

Net Utility Plant            1,330,376


CAPITALIZATION (UNAUDITED)
(thousands, except percentages)

                                 December 31,
                                    1995

Common Equity                $487,511    55.0%
Preferred Stock                19,826     2.2%
Long-term Debt (1)            379,250    42.8%
                             $886,587   100.0%

(1) Does not include $25.0 million of long-term debt, the principal of which is due within 12 months.


RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
(thousands, except ratios)

                                    Twelve Months
                                       Ended
                                    December 31,
                                       1995

Operating Income                     $111,769

Adjustments:
  Federal  and state income taxes      37,491
  Provision for deferred Federal
    and state income taxes              2,703
  Deferred investment tax credits      (2,789)
  Other income and deductions           2,274
  Allowance for borrowed and equity
  funds used during construction        3,734

Earnings                             $155,182

Fixed Charges:
  Interest on long-term debt         $ 29,594
  Other interest                        6,355
Fixed Charges                        $ 35,949

Ratio of Earnings to Fixed Charges       4.32



 SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                    PUBLIC SERVICE COMPANY OF OKLAHOMA



Date:  February 23, 1996


                            By: /s/ R. Russell Davis
                                  R. Russell Davis
                                     Controller